AGILENT TECHNOLOGIES, INC.
2009 Stock Plan
Stock Award Agreement (“Award Agreement”)
For Standard Awards Granted to Employees
(for awards after November 17, 2015)
Section 1.    Grant of Stock Award. This Stock Award Agreement, dated as of the date of grant indicated in your account maintained by the company providing administrative services in connection with the Plan (as defined below) (the “External Administrator”), is entered into between Agilent Technologies, Inc. (the “Company”), and you as an individual who has been granted Restricted Stock Units (the “Awardee”) pursuant to the Agilent Technologies, Inc. 2009 Stock Plan (the “Plan”). This Stock Award represents the right to receive the number of shares of Common Stock indicated in the Awardee's External Administrator account subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan. The Stock Award is an unfunded and unsecured promise by the Company to deliver shares in the future. Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.
Section 2.    Vesting Period. So long as Awardee remains an Awardee Eligible to Vest and has not had a termination of his Service, the Stock Award shall vest as to 25% of the shares beginning on the first anniversary of the date of grant stated in Section 1 above and another 25% on each subsequent anniversary of the date of grant so that the Stock Award is fully vested on the fourth anniversary of the date of grant.
Section 3.    Nontransferability of Stock Award. This Stock Award shall not be transferable by Awardee otherwise than by will or by the laws of descent and distribution. The terms of this Stock Award shall be binding on the executors, administrators, heirs and successors of Awardee.
Section 4.    Termination of Employment or Service.
(a)    Except as set forth in this Section 4 or other written agreement with the Company, any unvested Stock Award shall be forfeited immediately when the Awardee has had a termination of his Service or otherwise ceases to be an Awardee Eligible to Vest. Except as the Committee may otherwise determine, termination of Awardee’s Service for any reason shall be determined without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination.
(b)    Notwithstanding any provision in the Plan to the contrary, if an Awardee dies while an Employee, the Stock Award shall immediately vest in full. The vested portion of the Stock Award shall be delivered to the executor or administrator of the Awardee’s estate or, if

November 2015    RSU Standard-Employees

none, by the person(s) entitled to receive the vested Stock Award under the Awardee’s will or the laws of descent or distribution.
(c)    Notwithstanding any provision in the Plan to the contrary, if an Awardee terminates employment due to total and permanent disability or due to participation in the Company’s Workforce Management Program, the Stock Award shall vest in full.
(d)    Notwithstanding any provision in the Plan to the contrary, if an Awardee is, or becomes eligible for, retirement in accordance with the Company’s local retirement policy as in effect on the date of grant of this Stock Award, any unvested Stock Award will be fully vested as of the date of such retirement eligibility and be settled upon the earliest to occur of (i) the normal vesting dates set forth in Section 2 above, (ii) the Awardee’s death and (iii) a Change of Control, in accordance with Section 5 below.
(e)    In the event of a Change of Control, the Stock Award shall vest in full immediately prior to the closing of the transaction. The foregoing shall not apply where the Stock Award is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued Stock Awards shall be able to acquire such publicly traded securities.
Section 5.    Settlement of Stock Award. Notwithstanding anything to the contrary set forth in any other agreement, the Stock Award, but only to the extent vested, shall be automatically settled in shares of Common Stock upon the earliest to occur of: (i) the normal vesting dates set forth in Section 2 above, (ii) the Awardee’s death (in which case, settlement will occur as soon as practicable within 74 days after the date of death), (iii) the Awardee’s termination due to total and permanent disability or participation in the Company’s Workforce Management Program (in which cases, settlement will occur as soon as practicable within 74 days after such termination), and (iv) a Change of Control.
In addition, except as would result in taxation under Code Section 409A, if any Tax-Related Items legally due by Awardee (as described in Section 7 below) with respect to any shares underlying the Stock Award become due prior to settlement of such shares on account of an Awardee’s retirement eligibility described in Section 4(d) or vesting of the Stock Award, settlement of a portion of the shares necessary to satisfy such Tax-Related Items may be accelerated to satisfy such Tax-Related Items (either by withholding in shares or forcing the sale of shares pursuant to the authority in this Stock Award Agreement, at the Company’s sole discretion) or, alternatively, the Company may require Awardee to satisfy such Tax-Related Items by making payment to the Company or any other method set forth in Section 7 hereof, as determined by the Company in its sole discretion.
Section 6.    Restrictions on Issuance of Shares of Common Stock. The Company shall not be obligated to issue any shares of Common Stock pursuant to this Stock Award unless the shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws. Notwithstanding anything to the contrary

November 2015    RSU Standard-Employees

herein, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Stock Award if such issuance violates or is not incompliance with any Applicable Laws.
Section 7.    Responsibility for Taxes. Regardless of any action the Company or Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including the grant and vesting of the Stock Award, the subsequent sale of shares of Common Stock acquired pursuant to the Stock Award and the receipt of any dividends or other distributions, if any; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate Awardee’s liability for Tax-Related Items.
Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by Awardee from Awardee’s wages or other cash compensation paid to Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of shares of Common Stock. Alternatively, or in addition, if permissible under local law, the Company may in its sole discretion (1) sell or arrange for the sale of shares of Common Stock that Awardee acquires pursuant to this Stock Award to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares of Common Stock otherwise payable pursuant to this Stock Award, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.
Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Awardee’s participation in the Plan or Awardee’s acquisition of shares of Common Stock pursuant to this Stock Award that is not satisfied by the means previously described. The Company may refuse to deliver the shares of Common Stock if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items as described in this section.
Section 8.    Adjustment. The number of shares of Common Stock subject to this Stock Award and the price per share, if any, of such shares may be adjusted by the Company from time to time pursuant to the Plan.
Section 9.    Nature of the Award. By accepting this Stock Award, Awardee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;
(b)    the grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Award, or benefits in lieu of Stock Awards, even if Stock Awards have been granted repeatedly in the past;

November 2015    RSU Standard-Employees

(c)    all decisions with respect to future Stock Award grants, if any, will be at the sole discretion of the Company;
(d)    participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment relationship at any time;
(e)    participating in the Plan is voluntary;
(f)    the Stock Award is an extraordinary item that does not constitute recurring or on-going compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Awardee’s employment contract, if any;
(g)    the Stock Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;
(h)    in the event Awardee is not an employee of the Company, the Stock Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Stock Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;
(i)    the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty, and the Company makes no representation regarding such future value and is not responsible for any decrease in value or any foreign exchange fluctuations between Awardee’s local currency and the United States Dollar that may affect such value;
(j)    if Awardee accepts the Stock Award and obtains shares of Common Stock, the value of those shares of Common Stock acquired may increase or decrease in value;
(k)    in consideration of the grant of the Stock Award, no claim or entitlement to compensation or damages shall arise from termination of the Stock Award or diminution in value of the Stock Award or shares of Common Stock acquired under the Stock Award resulting from termination of Awardee’s employment by the Company or the Employer and Awardee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, Awardee shall be deemed irrevocably to have waived Awardee’s entitlement to pursue such claim;
(l)    by accepting the grant of this Stock Award through the methods described in Section 21 below, the Awardee and the Company agree that this Stock Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including the Country-Specific Addendum), and the Awardee acknowledges that he or she agrees to accept

November 2015    RSU Standard-Employees

as binding, conclusive and final all decisions or interpretations of the Company and/or the External Administrator upon any questions relating to the Plan and Award Agreement;
(m)    this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement;
(n)     Applicable Laws (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) of the country in which Awardee is residing or working at the time of grant or vesting of the Stock Award or the sale of shares may subject Awardee to additional procedural or regulatory requirements that Awardee solely is responsible for and must independently fulfill in relation to ownership or sale of such shares;
(o)     the ownership of shares or assets and the holding of a bank or brokerage account may subject Awardee to reporting requirements imposed by tax, banking, and/or other authorities in Awardee’s country, that Awardee solely is responsible for complying with such requirements, and that any cross-border cash remittance made to transfer of proceeds received upon the sale of shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Awardee to provide to such entity certain information regarding the transaction;
(p)     the Company reserves the right to impose other requirements or terms and conditions (which may be set forth in but are not limited to the Country-Specific Addendum hereto) on Awardee’s participation in the Plan, the Stock Award and any shares acquired thereunder, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan.
Section 10.    Data Privacy. The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company, the Employer and the External Administrator for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.
Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Awardee hereby understands that Data may be transferred to any third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan, that these recipients may be located in Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than Awardee’s country. All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines. Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the

November 2015    RSU Standard-Employees

Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Awardee may elect to deposit any Common Stock acquired upon vesting of the Stock Award. Awardee hereby understands that Awardee may, at any time refuse or withdraw the consents herein by contacting in writing Awardee’s local human resources representative. Awardee hereby understands, however, that refusing or withdrawing Awardee’s consent may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her human resources representative responsible for Awardee’s country at the local or regional level.
Section 11.    No Rights Until Issuance. Awardee shall have no rights hereunder as a shareholder with respect to any shares subject to this Stock Award until the date that shares of Common Stock are issued to the Awardee. The Committee in its sole discretion may substitute a cash payment in lieu of shares of Common Stock, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Plan.
Section 12.    Administrative Procedures. Awardee agrees to follow the administrative procedures that may be established by the Company and/or its designated broker for participation in the Plan which may include a requirement that the shares issued hereunder be held by the Company’s designated broker until the Awardee disposes of such shares. Awardee further agrees that the Company may determine the actual method of withholding for Tax-Related Items as described in Section 7 above. Awardee agrees to update the Company with respect to Awardee’s home address, contact information and any information necessary for the Company or one of its affiliates to process any required tax withholding or reporting related to this Stock Award.
Section 13.    Governing Law and Venue. This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws as provided in the Plan. Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.
Section 14.    Amendment. This Stock Award may be amended as provided in the Plan.
Section 15.    Language. If the Awardee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
Section 16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Award granted under (and participation in) the Plan or future awards that may be granted under the Plan by electronic means or to request the Awardee’s consent to participate in the Plan by electronic means. The Awardee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

November 2015    RSU Standard-Employees

Section 17.     Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 18.    Section 409A of the Code
(a)    This Stock Award shall be administered, interpreted, and construed in a manner that does not result in the imposition on the Awardee of any additional tax, penalty, or interest under Section 409A of the Code. The preceding provision, however, shall not be construed as a guarantee of any particular tax effect and the Company shall not be liable to the Awardee for any payment made under this Stock Award that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under any Award as an amount includible in gross income under Section 409A of the Code.
(b)    “Termination of employment,” “resignation,” or words of similar import, as used in this Stock Award means for purposes of payments under this Award that are payments of deferred compensation subject to Section 409A of the Code as to which the payment event is such term or words, the Awardee’s “separation from service” as defined in Section 409A of the Code.
(c)    To the extent any payment or settlement that is a payment of deferred compensation subject to Section 409A of the Code is contingent upon a “change in control,” such payment or settlement shall only occur if the event giving rise to the change in control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code. The vesting of any Award shall not be affected by the preceding sentence.
(d)    If a payment obligation under this Stock Award arises on account of the Awardee’s separation from service while the Awardee is a “specified employee” (as defined in Section 409A of the Code), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after his or her death.
Section 19.    Recoupment. This Stock Award is subject to the terms of the Agilent Technologies Executive Compensation Recoupment Policy in the form approved by the Committee as the date of grant (the “Policy”), if and to the extent that the Policy by its terms applies to the Stock Award and the Awardee; and the terms of the Policy as of the date of grant are incorporated by reference herein and made a part hereof.
Section 20.    Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the Country-Specific Addendum attached hereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the

November 2015    RSU Standard-Employees

subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.
Section 21.    Acceptance and Rejection. This Award Agreement is one of the documents governing this Stock Award, which the Awardee may accept or reject online through the External Administrator’s website. If the Awardee has not rejected this Stock Award by the time of the first vesting event, the Awardee will be deemed to have accepted this Stock Award, and the shares of Common Stock vested pursuant to the Stock Award will be issued and taxed accordingly.
Section 22.    Country-Specific Addendum. Notwithstanding any provision herein, Awardee’s participation in the Plan shall be subject to any special terms and conditions as set forth in the Country-Specific Addendum for Awardee’s country of residence, if any. The Country-Specific Addendum constitutes part of this Award Agreement.

AGILENT TECHNOLOGIES, INC.
                        By:

________________________________
Mike McMullen
President and Chief Executive Officer

November 2015    RSU Standard-Employees

COUNTRY-SPECIFIC ADDENDUM
ADDITIONAL TERMS AND CONDITIONS OF THE
AGILENT TECHNOLOGIES, INC. 2009 STOCK PLAN
STANDARD STOCK AWARD AGREEMENT
FOR NON U.S.-EMPLOYEES
This Country-Specific Addendum includes additional terms and conditions that govern the Stock Award granted to the Awardee under the Plan if the Awardee resides in one of the countries listed herein. Certain capitalized terms used but not defined in this Country-Specific Addendum have the meanings set forth in the Plan and/or the Award Agreement.
This Country-Specific Addendum also includes information regarding exchange controls and certain other issues of which the Awardee should be aware with respect to the Awardee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Awardee not rely on the information in this Country-Specific Addendum as the only source of information relating to the consequences of the Awardee’s participation in the Plan because the information may be out of date at the time that the Awardee Vests in the Stock Award or sells shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Awardee’s particular situation, and the Company is not in a position to assure the Awardee of a particular result. Accordingly, the Awardee is advised to seek appropriate professional advice as to how the relevant laws in the Awardee’s country may apply to his or her situation.
Finally, if the Awardee is a citizen or resident of a country other than the one in which the Awardee is currently working, the information contained herein may not be applicable to the Awardee.
COUNTRY-SPECIFIC LANGUAGE
Below please find country specific language that applies to Participants in the following countries: Australia, Austria, Belgium, Brazil, Canada, Finland, Germany, Hong Kong, India, Ireland, Israel, Italy, Japan, Malaysia, Mexico, The Netherlands, New Zealand, Norway, Poland, Puerto Rico, Russia, Singapore, South Korea, Spain, Sweden, Switzerland, Taiwan, [Thailand] and the United Kingdom.

AUSTRALIA
Australian Addendum. Please consult the Australian Addendum and Offer Document for Stock Awards (which have been provided to the Awardees) for additional terms and information applicable to an Awardee’s grant.

November 2015    RSU Standard-Employees

Securities Law Information. If an Awardee acquires shares of Common Stock and offers the shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Awardees should obtain legal advice on disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Awardees will be required to file the report.

AUSTRIA

Consumer Protection Information. The Awardees may be entitled to revoke acceptance of the grant of the Stock Award on the basis of the Austrian Consumer Protection Act (the “Austrian Act”) under the conditions listed below, if the Austrian Act is considered to be applicable to the grant of the Stock Award and the Plan:

(i)    If an Awardee accepts the grant of the Stock Award outside the business premises of the Company, the Awardee may be entitled to revoke his acceptance, provided the revocation is made within one (1) week after such acceptance of the grant; and

(ii)    The revocation must be in written form to be valid. Provided the revocation is sent within the period discussed above, it is sufficient if the Awardee returns the acceptance of the grant to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the grant.

Exchange Control. In general, the Awardees should not be subject to any foreign exchange requirements in connection with the acquisition or sale of shares of Common Stock under the Plan. However, if the value of shares held abroad by an Awardee as of any given quarter exceeds €30,000,000, the Awardee must submit a quarterly report to the Austrian National Bank or if the value of shares exceeds €5,000,000 as of December 31 of each year, the Awardee must submit an annual report to the bank. In addition, when shares of Common Stock are sold, if cash proceeds are held outside Austria and exceed €3,000,000, the Awardee must report the movements and balances of all accounts on a monthly basis.

BELGIUM
Tax Reporting Information. Awardees are required to report any bank accounts opened and maintained outside Belgium on their annual tax return.

BRAZIL
Exchange Control Information. In general, the Awardees should not be subject to any foreign exchange requirements in connection with the acquisition or sale of shares of Common Stock under the Plan. However, if an Awardee owns foreign assets (including shares of Common Stock) that

November 2015    RSU Standard-Employees

exceed US $100,000 in value, then the Awardee is responsible for reporting those assets to the Central Bank of Brazil in accordance with the declaration deadline established annually by the bank.
CANADA

Stock Awards Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or the Agreement, the Awardee understands that any Stock Awards granted to the Awardee shall be paid in shares only and do not provide any right for the Awardee to receive a cash payment.

The following provision will apply to residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.

Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. The Awardees are encouraged to seek legal advice prior to any resale of such securities. In general, participants resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada.

Form of Payment. Due to legal restrictions in Canada and notwithstanding any language to the contrary in the Plan, grantees are prohibited from surrendering shares that they already own or from attesting to the ownership of shares to pay any tax withholding in connection with the Stock Award granted.

Tax Reporting. The Tax Act and the regulations thereunder require a Canadian resident individual (among others) to file an information return disclosing prescribed information where, at any time in a tax year, the total cost amount of such individual’s “specified foreign property” (which includes shares and options) exceeds Cdn.$100,000. The Awardees should consult their own tax advisor regarding this reporting requirement.

CHINA

SAFE Compliance. It is intended that the Award Agreement and the Plan comply with any applicable requirements of the State Administration of Foreign Exchange (“SAFE”) in China. The Award Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Award Agreement or the Plan to fail to meet with SAFE approval shall have no force and effect until amended to comply with SAFE requirements. The Awardee agrees in advance to any such required amendment.

November 2015    RSU Standard-Employees

Repatriation Requirement. All proceeds received upon the sale of shares of Common Stock and dividends that an Award may receive under this Stock Award must be immediately repatriated to China. The Awardee understands and agrees that all proceeds from the Stock Award will first be sent to the designated SAFE bank account of the Company. Further, if the proceeds are converted to local currency, the Awardee acknowledges that the Company (including its Subsidiaries) are under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency and transferring the proceeds to the Awardee due to exchange control and/or other regulatory restrictions in China. The Awardee agrees to bear the risk of any currency conversion rate fluctuation between the date that sale proceeds are delivered to the special bank account and the date of conversion of the proceeds to local currency. The Awardee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. Shares remaining in an Awardee’s brokerage account upon termination of employment will be subject to a forced sale at the end of 90 days after the Awardee’s termination date.
FINLAND
There are no country-specific provisions or notifications.
GERMANY
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (“Deutsche Bundesbank”). If the Awardee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of shares of Common Stock acquired under the Plan, the bank will make the report for the Awardee. In addition, the Awardee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.
HONG KONG

The Stock Award and any shares issued pursuant to the Stock Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries and Affiliates. The Award Agreement, including this Country-Specific Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Stock Award and any related documentation are intended only for the personal use of each eligible employee of the employer, the Company or its Subsidiaries and Affiliates and may not be distributed to any other person. The contents of the award documents, including this Country-Specific Addendum and the Plan, have not been reviewed by any regulatory authority in Hong Kong. The Awardees are advised to exercise caution in relation to the offer. If the Awardees have any doubt about any of the contents of the Agreement, including

November 2015    RSU Standard-Employees

this Country-Specific Addendum or the Plan, the Awardee understands that he or she should obtain independent professional advice.

Data Privacy. The following language is added to the end of Section 10 of the Award Agreement:

“The Data Protection Principles specified in Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) will apply to any Data upon its transfer to any location outside of Hong Kong.”

Stock Award Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or the Agreement, the Awardee understands that any Stock Award granted to the Awardee shall be paid in shares only and do not provide any right for the Awardee to receive a cash payment.

INDIA
Exchange Control Restriction. The Awardee understands that the Awardee must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan and any dividends received in relation to the shares of Common Stock to India and convert the proceeds into local currency within 90 days of receipt. The Awardee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Awardee deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.
IRELAND

Director Notification Requirement. If an Awardee is a director or a shadow director or secretary of an Irish affiliate of the Company, pursuant to Section 53 of the Irish Company Act of 1990, the Awardee must notify the Irish affiliate of the Company in writing within five business days of receiving or disposing of an interest in the Company (e.g., Stock Award, shares, etc.) or within five business days of the event giving rise to the notification requirement, or within five days of becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor child, whose interests will be attributed to the director, shadow director or secretary.

ISRAEL
Shares must be Held with the External Administrator. The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”). Pursuant to its authority under the Plan, the Company will require that the Awardee hold any shares of Common Stock issued to an Awardee in connection with the vesting of the Stock Award with the External Administrator until such time as the Awardee sells the shares. Until the Awardee decides to sell the shares issued to pursuant to the vesting of the Stock Award, the Awardee cannot transfer the shares to an account with another broker or request that shares certificates be issued to the Awardee.

November 2015    RSU Standard-Employees

ITALY
Data Privacy. This language replaces Section 10 of the Award Agreement:
“The Awardee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Awardee’s personal data as described in this section of this Appendix by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.
The Awardee understands that the Employer, the Company and any Subsidiary or Affiliate hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).
The Awardee also understands that providing the Company with Data is necessary for the performance of the Plan and that the Awardee’s denial to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Awardee’s ability to participate in the Plan. The Controller of personal data processing is Agilent Technologies, Inc., with registered offices at 5301 Stevens Creek Boulevard, Santa Clara, California 95051, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Agilent Technologies Italia S.p.A,, with registered offices at Centro Direzionale di Villa Fiorita , Via Piero Gobetti, 2/c , 20063 Cernusco s/N, Milano Italia.
The Awardee understands that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Awardee further understands that the Company and/or any Subsidiary or Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Awardee’s participation in the Plan, and that the Company and/or any Subsidiary or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Awardee may elect to deposit any shares of Common Stock acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and

November 2015    RSU Standard-Employees

managing the Awardee’s participation in the Plan. The Awardee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Awardee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Awardee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Awardee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Awardee has the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reason, the Data processing. Furthermore, the Awardee is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Awardee’s human resources representative in Italy.”
Exchange Control Information. By September 30th of each year, the Awardees are required to report on their annual tax return (Form RW) any foreign investments (including proceeds from the sale of shares of Common Stock acquired upon vesting of the Stock Award) held outside of Italy if the investment may give rise to income in Italy. However, deposits and bank accounts held outside of Italy only need to be disclosed if the value of the assets exceeds €10,000 during any part of the tax year.

With respect to shares of Common Stock received upon vesting of the Stock Award, the Awardees must report (i) the value of the shares at the beginning of the year or on the day the Awardee acquired the shares, whichever is later; and (ii) the value of the shares when sold, or if the Awardee still owns the shares at the end of the year, the value of the shares at the end of the year. The value to be reported is the fair market value of the shares on the applicable dates mentioned above.

JAPAN
No Recoupment. Section 19 of the Award Agreement shall not apply.

November 2015    RSU Standard-Employees

Exchange Control Information. If an Awardee acquires shares of Common Stock valued at more than ¥100,000,000 in a single transaction, he or she must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the shares.
MALAYSIA
Director Notification Requirement. If the Awardee is a director of a Malaysian Subsidiary or Affiliate of the Company, the Awardee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when the Awardee receives an interest (e.g., Stock Award, shares of Common Stock) in the Company or any related companies. In addition, the Awardee must notify the Malaysian Subsidiary or Affiliate when the Awardee sells shares of Common Stock in the Company or any related company (including when the Awardee sells shares of Common Stock acquired under the Plan). These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.
Exchange Control Information. In general, the Awardees should not be subject to any foreign exchange requirements in connection with the acquisition or sale of shares of Common Stock under the Plan. However, Bank Negara Malaysia must be notified of any remittance of funds between residents and non-residents of an amount equivalent to RM 200,001 or greater from Malaysia.
MEXICO
Labor Law Policy and Acknowledgment. In accepting the grant of the Stock Award, the Awardee expressly recognizes that Agilent Technologies, Inc., with registered offices at 5301 Stevens Creek Boulevard, Santa Clara, California 95051, United States of America, is solely responsible for the administration of the Plan and that the Awardee’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Awardee and Agilent Technologies, Inc. since the Awardee is participating in the Plan on a wholly commercial basis and the Awardee’s sole employer is Agilent Technologies Mexico, S. de R.L. de C.V., Blvd. Adolfo Lopez Mateos, No. 2009, 2nd Floor Colonia Los Alpes, Delegacion Alvario Obregón, Mexico D.F. 01010 (“Agilent-Mexico”). Based on the foregoing, the Awardee expressly recognizes that the Plan and the benefits that the Awardee may derive from participating in the Plan do not establish any rights between the Awardee and the Employer, Agilent-Mexico, and do not form part of the employment conditions and/or benefits provided by Agilent-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Awardee’s employment.
The Awardee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Agilent Technologies, Inc.; therefore, Agilent Technologies, Inc. reserves the absolute right to amend and/or discontinue the Awardee’s participation at any time without any liability to the Awardee.
Finally, the Awardee hereby declares that the Awardee does not reserve to himself or herself any action or right to bring any claim against Agilent Technologies, Inc. for any compensation or damages

November 2015    RSU Standard-Employees

regarding any provision of the Plan or the benefits derived under the Plan, and the Awardee therefore grants a full and broad release to Agilent Technologies, Inc., its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Aceptando la Stock Award, el Participante reconoce que Agilent Technologies, Inc. y sus oficinas registradas en 5301 Stevens Creek Boulevard, Santa Clara, California 95051, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la compra de Acciones no constituye de ninguna manera una relación laboral entre el Participante y Agilent Technologies, Inc., toda vez que la participación del Participante en el Plan deriva únicamente de una relación comercial con Agilent Technologies, Inc., reconociendo expresamente que el único empleador del Participante lo es Agilent Technologies Mexico, S. de R.L. de C.V., Blvd. Adolfo Lopez Mateos, No. 2009, 2nd Floor Colonia Los Alpes, Delegacion Alvario Obregón, Mexico D.F. 01010 (“Agilent-México”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Participante y su empleador, Agilent-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Agilent-México, y expresamente el Participante reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del Participante.
Asimismo, el Participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de Agilent Technologies, Inc., por lo tanto, Agilent Technologies, Inc. se reserva el derecho absoluto para modificar y/o terminar la participación del Participante en cualquier momento, sin ninguna responsabilidad para el Participante.
Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Agilent Technologies, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante otorga un amplio y total finiquito a Agilent Technologies, Inc., sus Entidades Relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
THE NETHERLANDS
Insider-Trading Notification. The Awardees should be aware of the Dutch insider-trading rules, which may impact the sale of shares of Common Stock acquired upon vesting of the Stock Award. In particular, the Awardees may be prohibited from effectuating certain transactions involving shares of Common Stock if the Awardee has inside information about the Company. If Awardees are uncertain whether the insider-trading rules apply to them, they should consult their personal legal advisor. By accepting the grant of the Stock Award and participating in the Plan, the Awardee acknowledges having read and understood this notification and acknowledge that it is the Awardee’s responsibility to comply with the Dutch insider-trading rules.

NEW ZEALAND

November 2015    RSU Standard-Employees

Securities Registration Exemption. The Awardees are being offered an opportunity to participate in the Plan. In compliance with an exemption to the New Zealand Securities Act, the Awardees are hereby notified that, with the exception of the Plan and the Award Agreement, which will be delivered to the Awardees via the External Administrator, the documents listed below are available for the Awardee’s review on the Company’s external and/or internal sites at the web addresses listed below:

1.     The Company’s most recent annual report:
[INSERT URL]

2.     The Company’s most recently published financial statements:
[INSERT URL]

3.     Agilent Technologies, Inc. 2009 Stock Plan (delivered via the                     External Administrator); and

4.     The Award Agreement (delivered via the External Adminstrator):

NORWAY

There are no country-specific provisions or notifications.

POLAND

Exchange Control Information. While the Awardees are responsible for any exchange control filings, no advance foreign exchange permit is required for the acquisition, holding or disposal of Common Stock. However, if the value of the shares of Common Stock exceeds the equivalent of PLN 7,000,000, the Awardees will have to notify the National Bank of Poland of such holdings on a quarterly basis. If such reporting obligation applies to an Awardee and the Awardee’s shareholding exceeds 10% of the Company’s total voting stock, the Awardee will also be required to notify the National Bank of Poland by the end of May of each subsequent year.

PUERTO RICO

There are no country-specific provisions or notifications.

RUSSIA
Shares must be Held with the External Administrator. The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”). Pursuant to its authority under the Plan, the Company will require that the Awardee hold any shares issued to Awardee in connection with the vesting of the Stock Award with the External Administrator until such time as the Awardee sells the shares. Until the Awardee decides to sell the shares issued to pursuant to the vesting of the Stock Award, the Awardee cannot transfer the shares to an account with another broker or request that shares certificates be issued to the Awardee.

November 2015    RSU Standard-Employees

Securities Law Information. The Award Agreement, the Stock Award, the Plan and all other materials the Awardees may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of shares of Common Stock under the Plan has not and will not be registered in Russia and, therefore, the shares of Common Stock described in any Plan documents may not be offered or placed in public circulation in Russia.
In no event will shares of Stock acquired upon vesting of the Stock Award be delivered to you in Russia; all shares of Common Stock acquired upon vesting of the Stock Award will be maintained on the Awardee’s behalf outside of Russia.
The Awardee is not permitted to sell shares of Common Stock directly to a Russian legal entity or resident.
Exchange Control Information. Awardees understands that it is their responsibility to comply with all exchange control laws in Russia and that Awardees should consult with their own legal advisor about the applicable requirements.

SINGAPORE
Securities Law Information. The grant of the Stock Award is being made on a private basis and is exempt from registration in Singapore.
Director Notification Requirement. Directors of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Stock Award, shares of Common Stock, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming a director.
SOUTH KOREA
Exchange Control Information. If an Awardee receives US$500,000 or more from the sale of shares of Common Stock, Korean exchange control laws require the Awardee to repatriate the proceeds to South Korea within 18 months of sale.

SPAIN
Labor Law Acknowledgement. This provision supplements Section 9 (Nature of the Award) of the Award Agreement:
In accepting the Stock Award, the Awardee acknowledges that the Awardee consents to participation in the Plan and has received a copy of the Plan.

November 2015    RSU Standard-Employees

The Awardee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Stock Award under the Plan to individuals who may be employees of the Company or its Related Entities throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any of its Related Entities. Consequently, the Awardee understands that the Stock Award is granted on the assumption and condition that the Stock Award and any shares of Common Stock acquired upon vesting of the Stock Award shall not become a part of any employment contract (either with the Company or any of its related entities) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Awardee understands that this grant would not be made to the Awardee but for the assumptions and conditions referred to above; thus, the Awardee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Stock Award shall be null and void.
Exchange Control Information. The Awardee must declare the purchase of shares of Common Stock to the Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. The Awardee must also declare ownership of any shares of Common Stock with the Directorate of Foreign Transactions each January while the shares of Common Stock are owned. In addition, if the Awardee wishes to import the ownership title of shares of Common Stock (i.e., Share certificates) into Spain, the Awardee must declare the importation of such securities to the DGPCIE.
When receiving foreign currency payments derived from the ownership of shares of Common Stock (i.e., dividends or sale proceeds), the Awardee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Awardee will need to provide the institution with the following information: (i) the Awardee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further information that may be required.
Tax Reporting. If an Awardee holds assets (e.g., cash or shares in a bank or brokerage account) or rights outside Spain that exceed €50,000 per type of asset, the Awardee must file a Form 720 with the Spanish Tax Authorities by April 30th of each year.
SWEDEN
There are no country-specific provisions or notifications.
SWITZERLAND
Securities Law Information. The offer of the Stock Award is considered a private offering in Switzerland and is not subject to registration in Switzerland.

November 2015    RSU Standard-Employees

TAIWAN
Exchange Control Information. The Awardee may acquire and remit foreign currency (including funds for the purchase of shares of Common Stock and proceeds from the sale of shares of Common Stock) up to US$5,000,000 (or an equivalent amount of other foreign currencies) per year without prior approval from the Taiwan Central Bank.
If the transaction amount is NTD500,000 or more in a single transaction, the Awardee must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, the Awardee must also provide supporting documentation to the satisfaction of the remitting bank.

[THAILAND

Exchange Control Information. In general, Awardees are required to exchange currency into Thai Baht, deposit foreign currency into a bank account, and take additional actions with respect to such foreign currency within a specified period after bringing the foreign currency into Thailand, as set forth and publicly announced by the commercial bank with which Awardees conduct their banking business. The foreign currency in question is the cash received by an Awardee in an amount equal to any dividends paid on shares of Common Stock received under the Plan and the proceeds from the sale of shares of Common Stock received upon the vesting of the Stock Award.]

UNITED KINGDOM
Vesting Period. Section 2 of the Award Agreement is hereby amended in its entirety to read as follows:
“So long as the Awardee remains an Awardee Eligible to Vest, the Stock Award shall vest as to 25% of the shares beginning on the first anniversary of the date of grant stated in Section 1 above and another 25% on each subsequent anniversary of the date of grant so that the Stock Award is fully vested on the fourth anniversary of the date of grant.”
Termination of Employment or Service. Section 4(a) of the Award Agreement is hereby amended in its entirety to read as follows:
“(a)    Any unvested Stock Award shall be forfeited immediately when the Awardee ceases to be an Awardee Eligible to Vest, unless the Awardee ceases to be an Awardee Eligible to Vest due to the Awardee’s death, total and permanent disability, retirement or participation in the Company’s Workforce Management Program. Except as the Committee may otherwise determine, termination of the Awardee’s employment or

November 2015    RSU Standard-Employees

service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of the Company or any Subsidiary, on the date such Awardee is no longer a member of the Board.”
Responsibility for Taxes. Section 7 (Responsibility for Taxes) of the Award Agreement is hereby amended in its entirety to read as follows:
“Regardless of any action the Company or the Awardee’s employer (the “Employer”) takes with respect to any or all income tax, primary and secondary Class 1 National Insurance Contributions, payroll tax or other tax-related withholding (the “Tax-Related Items”), the Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Awardee is and remains the Awardee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including the grant and vesting of the Stock Award, the subsequent sale of shares of Common Stock acquired pursuant to the Stock Award and the receipt of any dividends or other distributions, if any; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate the Awardee’s liability for Tax-Related Items.
The Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by the Awardee from the Awardee’s wages or other cash compensation paid to the Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of shares of Common Stock. Alternatively, or in addition, if permissible under local law, the Company may in its sole discretion (1) sell or arrange for the sale of shares of Common Stock that the Awardee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount. If the obligation for the Awardee’s Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Awardee is deemed to have been issued the full number of shares of Common Stock subject to the Stock Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of this Stock Award.
Finally, the Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Awardee’s participation in the Plan or the Awardee’s acquisition of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to deliver the shares of Common Stock if the Awardee

November 2015    RSU Standard-Employees

fails to comply with the Awardee’s obligations in connection with the Tax-Related Items as described in this section.”
Joint Election. As a condition of the Awardee’s participation in the Plan and the vesting of the Stock Award, the Awardee agrees to accept any liability for secondary Class 1 national insurance contributions (the “Employer NICs”) which may be payable by the Company and/or the Employer in connection with the Stock Award and any event giving rise to Tax-Related Items. To accomplish the foregoing, the Awardee agrees to execute a joint election with the Company (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Awardee. The Awardee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer. The Awardee further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in the Responsibility for Taxes section of the Award Agreement.

No Recoupment. Section 19 of the Award Agreement shall not apply.

VIETNAM
Repatriation Requirement. All proceeds received upon the sale of shares of Common Stock and dividends that an Awardee may receive under this Stock Award must be immediately repatriated to Vietnam.

November 2015    RSU Standard-Employees